Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 7, 2014--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2013.

Full Year 2013 and Recent Highlights

  Secured multiple new design wins for the Bandwidth Engine® IC product families, representing both new customers and new platforms;
  Commenced early production shipments of Bandwidth Engine ICs, with increased unit shipments both sequentially and year over year;
  Secured first design engagements for new family of LineSpeed™ 100G PHY solutions;
  Introduced third generation Bandwidth Engine architecture optimized to enhance the performance of multi-core packet processing engines; and
  Ended the year with total cash and investments of $50.5 million.

Management Commentary

“We continued to make good progress throughout 2013 on our operational execution, design win momentum and sales activity,” said Len Perham, MoSys’ president and chief executive officer. “We increased our design wins three-fold in 2013 compared with 2012, including both Bandwidth Engine ICs and LineSpeed 100G PHY solutions. These new design wins represent an expanded customer base, as well as extended use of Bandwidth Engine ICs within existing customers. As our first design wins advance toward production release, IC unit shipments began to accelerate in the fourth quarter of 2013, and this acceleration in shipped volumes will likely continue period to period through 2014.

“In 2013, we announced sample availability of the three members of the Bandwidth Engine 2 family, the Burst, Access and Macro products, which enables us to provide a broad range of purpose-built solutions to meet our customers’ application needs. In addition, we introduced the first two members of our LineSpeed family of integrated CMOS PHY ICs. The LineSpeed 100G Multi-Mode Gearbox and Quad Full Duplex Retimer have proven their functionality with industry standards and interoperability with the 100G optical module and networking equipment ecosystem. The Bandwidth Engine and LineSpeed products enable critical density, performance and features for line cards in next generation networking and communications equipment. We also just announced our third generation Bandwidth Engine architecture, which represents a new co-processing paradigm with the ability to advance memory access performance well beyond current levels. This innovative architecture is capable of throughput up to 800+ Gbps, provides intelligent offload to relieve the packet processing engine of access-intensive operations and represents a powerful solution for the memory access bottleneck.

“In conclusion, I believe we are progressing well in our transition toward becoming a fabless semiconductor company. We now have a portfolio of IC products with design wins at leading customers and expect to begin generating early stage production revenue in 2014,” concluded Mr. Perham.

Fourth Quarter Results

Total net revenue for the fourth quarter of 2013 was $1.0 million, consistent with the third quarter of 2013 and compared with $1.6 million in the fourth quarter of 2012.

Fourth quarter 2013 total revenue included licensing and other revenue of $0.2 million, compared with $0.1 million in the third quarter of 2013 and $0.2 million in the fourth quarter of 2012. Revenue attributable to shipments of integrated circuits is included in licensing and other revenue. Fourth quarter 2013 royalty revenue was $0.8 million, consistent with the previous quarter and compared with $1.4 million for the fourth quarter of 2012.

Gross margin for the fourth quarter of 2013 was 78%, compared with 83% in the third quarter of 2013 and 97% for the fourth quarter of 2012.

Total operating expenses on a GAAP basis for the fourth quarter of 2013 were $7.3 million compared with $7.8 million in the previous quarter and $9.4 million for the fourth quarter of 2012. Fourth quarter 2013 operating expenses included $0.2 million of amortization of intangible assets and $0.9 million of stock-based compensation expense.

GAAP net loss for the fourth quarter of 2013 was $6.5 million, or ($0.13) per share, compared with a loss of $6.9 million, or ($0.14) per share, in the previous quarter and a loss of $7.8 million, or ($0.19) per share, for the fourth quarter of 2012. The non-GAAP net loss for the fourth quarter of 2013 was $5.3 million, or ($0.11) per share, which excluded amortization of intangible assets and stock-based compensation expense. Earnings per share for the fourth quarter of 2013 were computed using approximately 48.5 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

As of December 31, 2013, cash and investments totaled $50.5 million.

Full Year 2013 Results

Total revenue for 2013 was $4.4 million, compared with $6.1 million for 2012. Net loss for 2013 was $24.8 million, or ($0.55) per share, compared with a loss of $27.6 million, or ($0.70) per share, in 2012. Non-GAAP net loss for 2013 was $20.1 million, or ($0.44) per share, excluding stock-based compensation charges of $3.7 million and intangible asset amortization charges of $1.0 million. Non-GAAP net loss for 2012 was $22.1 million, or ($0.56) per share. Earnings per share for the full year 2013 were computed using approximately 45.2 million weighted shares on a GAAP and non-GAAP basis.

MoSys also announced, in accordance with NASDAQ Listing Rule 5635(c)(4), as a material inducement to the hiring of three new employees, it has granted or offered to grant stock options for a total of 125,000 shares of common stock. Inducement option grants have an exercise price equal to the closing price of MoSys' common stock on the NASDAQ market on the grant date, and vest over four years and expire in ten years, assuming continued service.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30a.m. Pacific Time (8:30a.m. Eastern Time) to discuss the fourth quarter 2013 financial results. Investors and other interested parties may access the call by dialing 1-877-474-9502 in the U.S. (1-857-244-7555 outside of the U.S.), and entering the pass code 19238799 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 27352937.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 7, 2014, which the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from our IC products and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for our ICs;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip™ Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. GigaChip, LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Revenue
Licensing and other	$231	$227	$781	$1,340
Royalty	755	1,368	3,617	4,742
Total net revenue	986	1,595	4,398	6,082

Cost of Net Revenue
Licensing and other	220	45	474	334
Total cost of net revenue	220	45	474	334

Gross Profit	766	1,550	3,924	5,748

Operating Expenses
Research and development	5,779	7,260	23,325	28,480
Selling, general and administrative	1,483	2,126	6,161	8,218
Gain on sale of assets	-	-	(630)	(3,291)
Total operating expenses	7,262	9,386	28,856	33,407

Loss from operations	(6,496)	(7,836)	(24,932)	(27,659)

Other income, net	43	34	209	155
Loss before income taxes	(6,453)	(7,802)	(24,723)	(27,504)

Income tax provision (benefit)	3	(29)	71	110

Net loss	$(6,456)	$(7,773)	$(24,794)	$(27,614)

Net loss per share
Basic and diluted	($0.13)	($0.19)	($0.55)	($0.70)

Shares used in computing net loss per share
Basic and diluted	48,543	39,958	45,246	39,176

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and investments	$36,556	$33,327
Accounts receivable, net	148	287
Prepaid expenses and other assets	1,671	1,362
Total current assets	38,375	34,976

Long-term investments	13,926	7,383
Property and equipment, net	706	1,238
Goodwill	23,134	23,134
Intangible assets, net	1,655	2,654
Other assets	193	149
Total assets	$77,989	$69,534

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$276	$393
Accrued expenses and other liabilities	1,909	3,947
Deferred revenue	170	481
Total current liabilities	2,355	4,821

Long-term liabilities	216	171

Stockholders' equity	75,418	64,542

Total liabilities and stockholders’ equity	$77,989	$69,534

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP net loss	$(6,456)	$(7,773)	$(24,794)	$(27,614)
Stock-based compensation expense
- Cost of net revenue	-	4	7	53
- Research and development	641	590	2,565	2,694
- Selling, general and administrative	257	226	1,126	1,064
Total stock-based compensation expense	898	820	3,698	3,811

Amortization of intangible assets	249	250	999	1,746

Non-GAAP net loss	$(5,309)	$(6,703)	$(20,097)	$(22,057)

GAAP net loss per share	$(0.13)	$(0.19)	$(0.55)	$(0.70)
Reconciling items
- Stock-based compensation expense	0.02	0.01	0.09	0.10
- Amortization of intangible assets	-	0.01	0.02	0.04

Non-GAAP net loss per share: basic and diluted	$(0.11)	$(0.17)	$(0.44)	$(0.56)

Shares used in computing non-GAAP net loss per share
Basic and diluted	48,543	39,958	45,246	39,176

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com